As filed with the Securities and Exchange Commission on July 18, 2006
                                                                    1940 Act File No. 811-5818

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-2

           ☑ Registration Statement Under the Investment Company Act of 1940
           ☑ Amendment No. 3

SPECIAL SITUATIONS FUND III, L.P.
(Exact name of Registrant as Specified in Charter)

527 Madison Avenue
Suite 2600
New York, NY 10022
(Address of Principal Executive Offices)

212-207-6500
(Registrant’s telephone number, including Area Code)

The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801
(Name and Address of Agent for Service)

Copy to:
Allen B. Levithan, Esq.
Lowenstein Sandler PC
65 Livingston Avenue
Roseland, NJ 07068

It is proposed that this filing become effective immediately upon filing pursuant to Rule 462(d).

Explanatory Note

This amendment to Registration Statement under the Investment Company Act of 1940 is being filed solely to file a revised Custodian Agreement as Exhibit J. Parts A, B and C of Amendment Number 2 to Registration Statement filed on April 25, 1990, other than Exhibit J thereto, are incorporated herein by reference.

CUSTOMER PRIME BROKER ACCOUNT AGREEMENT

Ladies and Gentlemen:

In consideration of Morgan Stanley from time to time accepting an account or receiving holding or delivering any property of the undersigned, or entering into any Contract with the undersigned, the undersigned agrees with Morgan Stanley to the following:

1. DEFINITIONS

• "Agreement" means this document along with all executed annexes to this document.

•  "Contract" means any contract or agreement between Morgan Stanley and the undersigned, including securities purchase or sale contracts, agreements to lend cash or securities, commodity and currency contracts, forward contracts, repurchase agreements, swap agreements or any other derivative or financial transaction, without regard to the form of such agreement which may include oral agreements or agreements confirmed or signed by only one party to the agreement and agreements entered into or signed by Morgan Stanley on behalf of the undersigned.

•  "Collateral" means cash, securities, commodities, other financial assets, investment property and other property and assets (including all security entitlements in respect thereof, all income and profits thereon, all dividends, interest and other payments and distributions with respect thereto and all proceeds from any of the foregoing) which from time to time may be deposited or credited to any account of the undersigned with Morgan Stanley, be held or carried by Morgan Stanley for the undersigned, be due from Morgan Stanley to the undersigned, or be delivered to or in Morgan Stanley's possession or control for any purpose, including safekeeping.

•  "Morgan Stanley" and the "Morgan Stanley Entities" mean, individually or collectively, as appropriate, Morgan Stanley & Co. Incorporated, MS Securities Services Inc., Morgan Stanley & Co. International Limited, Prime Dealer Services Corp., Morgan Stanley Securities Limited, Morgan Stanley Japan Limited, Morgan Stanley Asia Limited, Morgan Stanley GMBH, Morgan Stanley Market Products Inc., Morgan Stanley Capital Group Inc., Morgan Stanley Capital Services Inc., Morgan Stanley DW Inc., Morgan Stanley, MSDW Asia Securities Products LLC, MSDW Equity Finance Services (Cayman) Ltd., Morgan Stanley Financial Products Ltd., MSDW Markets Inc. and their respective successors, parents, subsidiaries, affiliates, divisions, officers, directors, and employees.

•  "Obligation" means any obligation or liability of a party arising at any time, whether or not mature or contingent, related to the purchase, sale or loan of securities, currencies or other instrument, property or assets or under or in connection with this Agreement or any Contract, including any payment, repayment or delivery obligation, any obligation relating to any extension of credit or to pay damages (including costs of cover) and legal and other expenses incurred in connection with the enforcement of any Contract.

•  "Prime Brokerage Regulations" means the requirements applicable to prime brokerage activities set out in the no-action letter of the Securities and Exchange Commission ("SEC") dated January 25, 1994, as such letter may be amended, modified or supplemented from time to time, regarding the performance of prime brokerage services, and any other relevant regulations of the SEC or other governmental authorities or self-regulatory organizations.

• "undersigned" means each of the individuals or entities, other than Morgan Stanley, that is a party to this Agreement.

2.  APPLICABLE RULES AND REGULATIONS. All transactions under this Agreement shall be subject to the rules and regulations of all U.S. and, if applicable, non-U.S., federal, state and local governmental authorities, self-regulatory organizations, markets and clearing corporations including but not limited to the Securities & Exchange Commission (“SEC”), New York Stock Exchange (“NYSE”) or National Association of Securities Dealers (“NASD”).

3.  SHORT AND LONG SALES. The undersigned agrees that when placing any sell order, the undersigned will appropriately designate it as "long" or as "short." The undersigned will designate a sale as "long" only if the securities being sold are securities then owned by the undersigned and such securities are either in the undersigned’s account at Morgan Stanley or will be delivered to Morgan Stanley as soon as it is possible to do so, without undue inconvenience or expense to Morgan Stanley.

4.  COMPLIANCE WITH PRIME BROKERAGE REGULATORY REQUIREMENTS. The undersigned hereby acknowledges that it is familiar with the Prime Brokerage Regulations and with the related provisions in Section 5 of this Agreement, and hereby undertakes to comply with the Prime Brokerage Regulations as in effect at any time and with the related provisions of this Agreement. The undersigned will inform Morgan Stanley promptly if this undertaking is not satisfied. Without limiting the foregoing, the undersigned agrees that it shall maintain in its account with Morgan Stanley at all times a minimum net equity in cash and securities as agreed upon, but in no event less than that required by the Prime Brokerage Regulations. The undersigned further agrees that, in the event its account falls below this minimum net equity, it shall bring its account into compliance in accordance with the Prime Brokerage Regulations.

5. MORGAN STANLEY AS PRIME BROKER. In connection with any transactions where Morgan Stanley acts as the undersigned's prime broker:

(a)
The undersigned maintains brokerage accounts with a number of other brokers ("Executing Brokers") and, from time to time, will place orders to be executed by one or more Executing Brokers. The undersigned agrees to give Morgan Stanley notice of the names of all Executing Brokers with whom the undersigned intends to place orders (which Executing Brokers must be acceptable to Morgan Stanley). Morgan Stanley is authorized to enter into a Prime Brokerage Agreement with all current or future Executing Brokers, to set up an account for the undersigned’s benefit at any Executing Broker and to provide or obtain any information necessary to establish or maintain a prime brokerage relationship. The undersigned acknowledges that no order need be accepted by Morgan Stanley as prime broker from any Executing Broker with which Morgan Stanley has not entered into a "Prime Brokerage Agreement" with respect to the undersigned’s account at Morgan Stanley. Further, Morgan Stanley reserves the right at any time to place a limit on the size of transactions executed by any Executing Broker which are to be settled and cleared by Morgan Stanley as a prime broker. The undersigned will use its best efforts to assure that such Executing Brokers comply with the terms set forth in the Prime Brokerage Agreement. The undersigned acknowledges that as between Morgan Stanley and any Executing Broker, the Executing Broker will be acting as an agent of the undersigned, not as Morgan Stanley’s agent, for the purpose of carrying out the undersigned’s directions with respect to the purchase, sale and settlement of securities.

(b)
The undersigned or its representative will advise Morgan Stanley on trade date of the details of all transactions effected by any Executing Broker on the undersigned’s behalf (the "Trade Data"). Morgan Stanley is authorized to acknowledge, affirm, settle and clear all such transactions. All such transactions shall be for the sole account and risk of the undersigned and Morgan Stanley shall have no responsibility or liability to the undersigned, any Executing Broker or any other third party. The undersigned agrees to pay all fees agreed upon and to make any necessary arrangements with the appropriate Executing Broker concerning the payment of any such fees, including the deduction of any such amounts from commissions charged by the Executing Brokers. The undersigned agrees that it is responsible, and liable to Morgan Stanley, and will indemnify Morgan Stanley, for all costs, losses and fees (including but not limited to those associated with buy-ins and sell-outs and those resulting from any Executing Broker’s inability to settle a transaction) arising out of the orders placed by the undersigned with any Executing Broker or any action taken or not taken by any Executing Broker with respect to the undersigned or its transactions or accounts.

(c)
On the first business day following each transaction, Morgan Stanley shall send to the undersigned a notification of each trade placed with any Executing Broker based on information provided to Morgan Stanley by the undersigned. Any confirmations of trades or advices issued by Morgan Stanley as prime broker shall indicate the name of the Executing Broker involved and the other information required by the Prime Brokerage Regulations. If the undersigned has instructed the Executing Broker to send trade confirmations to the undersigned in care of Morgan Stanley, Morgan Stanley agrees that the confirmations will be available to the undersigned without charge upon request to Morgan Stanley. Reports of the execution of orders and statement of accounts of the undersigned shall be conclusive and binding if not objected to in writing (the former within five days and the latter within ten days) after Morgan Stanley’s transmittal to the undersigned by mail, e-mail, facsimile, electronically or any other agreed means. Communications may be sent to the undersigned at the undersigned’s address of record or in such other manner as the undersigned may hereinafter provide in writing. All communications sent to such address whether by mail, e-mail, facsimile, telegraph, messenger, electronic means or otherwise shall be deemed given to the undersigned personally as of the date sent, whether actually received or not.

(d)
The undersigned understands that transactions will be settled by Morgan Stanley only if: (i) sufficient funds or securities, as necessary, are maintained in an account with Morgan Stanley or if the undersigned has made other arrangements for settlement that are satisfactory to Morgan Stanley; (ii) the undersigned maintains, and has at the settlement of the transaction, at least the minimum net equity required by the Prime Brokerage Regulations in its account with Morgan Stanley and (iii) a condition does not exist that would require Morgan Stanley to disaffirm on a non-discretionary basis, as defined in the Securities Industry Association Form 150, paragraph 3. (e). Morgan Stanley’s customer account records may reflect transactions as settled as of the projected settlement date (sometimes referred to as contractual settlement). Morgan Stanley does not guarantee settlement, however, and therefore reserves the right to reverse transaction settlement entries in the event of a settlement failure caused by events beyond Morgan Stanley's control.

(e)
The undersigned agrees to comply with Morgan Stanley's requirements relating to short sales, including the requirement that no short sale may be effected through an Executing Broker unless the undersigned has first confirmed with Morgan Stanley that the securities are available for delivery. Such confirmation does not guarantee that the securities will be available for delivery on settlement date or that the securities will be available to support a short sale for any particular period of time. Accordingly, the short sale may fail on settlement date or the undersigned may be asked to cover its short sale at anytime, and undersigned will be responsible for any Obligations that arise therefrom.

(f)
Morgan Stanley is authorized to try to resolve any unmatched trade reports received from any Executing Broker. However, the undersigned is responsible for the ultimate resolution of these trades and reports. Morgan Stanley shall have no responsibility or liability with respect to trade data not correctly transmitted to it on a timely basis by any person or entity, including but not limited to DTCC.

(g)
In the event the undersigned’s account falls below the minimum net equity required by the Prime Brokerage Regulations, the undersigned authorizes Morgan Stanley to notify promptly all its Executing Brokers of such event. If the undersigned fails to bring such account into compliance with the minimum net equity, the undersigned further agrees that Morgan Stanley may, without notice to the undersigned, disaffirm, DK or decline to affirm, clear and settle any transaction effected by an Executing Broker on the undersigned’s behalf. Except as provided in the following paragraph, the undersigned understands that if Morgan Stanley takes such action with respect to any transaction of the undersigned, Morgan Stanley shall do so for all transactions of the undersigned that day. In any such case, Morgan Stanley shall send a cancellation notification to the undersigned and the undersigned understands that the undersigned must settle outstanding trades directly with the relevant Executing Broker and authorizes Morgan Stanley to provide the Executing Broker with any information necessary to settle such trades. The undersigned further agrees that Morgan Stanley will not be bound to make any investigation into the facts surrounding any transaction to which the undersigned is a party and that, immediately upon notice to the undersigned and, if required, to the Executing Brokers, Morgan Stanley may cease acting as prime broker for the undersigned.

(h)
The undersigned hereby authorizes Morgan Stanley, if its account is managed on a discretionary basis by an SEC- or state-registered investment adviser, money manager or other person (an "Adviser"), to commingle its prime brokerage transactions with those of other accounts of its Adviser ("sub-accounts") for order placement and clearance in bulk in accordance with other instructions of the Adviser. The undersigned understands that no part of any transaction may be allocated to any sub-account where such sub-account’s net equity is below the minimum levels established by the Prime Brokerage Regulations and that, should such a net equity deficiency occur in any such sub-account, Morgan Stanley must disaffirm the entire transaction. The undersigned agrees that, should such an event occur, its Adviser may resubmit the bulk trade to the Executing Broker so as to exclude those securities which were originally allocated to the undersigned’s sub-account or, if permissible, re-allocate the entire prime brokerage transaction to other sub-accounts. The undersigned understands that such reallocation must be communicated to Morgan Stanley within any required deadlines.

6.  CURRENCY CONTRACTS. If an authorized representative of the undersigned initials the box entitled “Additional Provisions Related to Currency Contracts”, which appears at the end of this Agreement, the undersigned, from time to time, may enter into spot and/or forward currency Contracts with Morgan Stanley in connection with the settlement of other Contracts or otherwise as the undersigned shall direct. The undersigned acknowledges that Morgan Stanley is under no obligation to enter into any currency Contracts with, or on behalf of, the undersigned, and further agrees to furnish to Morgan Stanley such documentation to indicate capacity and authority as Morgan Stanley may reasonably request prior to entering into any such Contracts. Each currency Contract entered into under this Agreement shall constitute an “FX Transaction”, as such term is defined in the 1998 FX and Currency Option Definitions, including Annex A thereto, as published by the International Swaps and Derivatives Association, Inc., EMTA, and The Foreign Exchange Committee (as may be amended, the “FX Definitions”), and shall be subject to the terms in this Section 6 as well as those set forth in the “Additional Provisions Related to Currency Contracts” box. Any confirmation, whether created by an exchange of telexes, facsimiles, SWIFT messages, or electronic messages on an electronic messaging or matching system, between Morgan Stanley and the undersigned relating to an FX Transaction, whether or not it is expressed to be, shall constitute a confirmation and, unless Morgan Stanley and the undersigned expressly agree otherwise, will be deemed to incorporate the FX Definitions. Notwithstanding the foregoing, Morgan Stanley shall have the right to convert currencies in connection with the exercise of Morgan Stanley’s rights under Section 8 below in such manner as it may determine.

7.  SECURITY INTEREST AND LIEN. All Collateral shall be subject to a general lien and a continuing first priority perfected security interest for the discharge of all Obligations of the undersigned to Morgan Stanley, irrespective of whether or not Morgan Stanley has made advances in connection with such Collateral, the number of accounts the undersigned has with Morgan Stanley or which particular Morgan Stanley Entity holds such Collateral. The undersigned and Morgan Stanley each acknowledge and agree that each Morgan Stanley Entity which holds Collateral does so both for itself and also as an agent and bailee for all other Morgan Stanley Entities which may be secured parties under any Contract. The undersigned and Morgan Stanley agree that all Collateral held in or credited to any account will be treated as financial assets under Article 8 of the Uniform Commercial Code as in effect in the State of New York (the "UCC") and that any account maintained by the undersigned with any Morgan Stanley Entity shall be a securities account under Article 8 of the UCC. In the event of a breach or default by the undersigned, Morgan Stanley shall have in addition to the rights and remedies provided in this Agreement, all rights and remedies available to a secured creditor under the UCC and any other applicable law. All Collateral delivered to Morgan Stanley shall be free and clear of all prior liens, claims and encumbrances and the undersigned will not cause or allow any of the Collateral to be subject to any liens, security interests, mortgages or encumbrances of any nature other than the security interest created in Morgan Stanley’s favor. Furthermore, Collateral consisting of securities shall be delivered in good deliverable form (or Morgan Stanley shall have the unrestricted power to place such securities in good deliverable form) in accordance with the requirements of the primary market for these securities. The undersigned shall execute such documents and take such other action as Morgan Stanley shall reasonably request in order to perfect its rights with respect to any such Collateral. In addition, the undersigned appoints Morgan Stanley as the undersigned’s attorney-in-fact to act on the undersigned’s behalf to sign, seal, execute and deliver all documents, and do all such acts as may be required, to realize upon any of Morgan Stanley’s rights in the Collateral.

8.  RIGHTS OF MORGAN STANLEY. Morgan Stanley is hereby authorized, in its discretion, to cancel any outstanding orders for the purchase or sale of any securities, currencies, commodities or other property or asset, or to sell any or all of the securities, currencies, commodities or other property or asset which may be in Morgan Stanley’s possession or control (either individually or jointly with others), or to buy any securities, currencies, commodities or other property or asset of which any account of the undersigned may be short upon: (a) the undersigned’s death or incompetency (if applicable); (b) a breach, repudiation or default by the undersigned of this Agreement or any other Contract; (c) any misrepresentation of any statement by the undersigned when made or deemed to be made or repeated; (d) the failure of the undersigned to fulfill or discharge any Obligation under this Agreement or any Contract, including the failure to make a payment on demand or to satisfy margin requirements; (e) the filing by or against the undersigned of a petition or other proceeding in bankruptcy, insolvency or for the appointment of a receiver; (f) the levy of an attachment against any property or asset in any account of the undersigned; (g) the failure by the undersigned to give adequate assurance of due performance pursuant to this Agreement; or (h) the determination that such action is necessary for your protection. Such sale, purchase or cancellation may be made on any exchange or other market where such business is then usually transacted, or at public auction or private sale, without advertising or notice of the time or place of sale to the undersigned, and without prior tender, demand or call of any kind upon the undersigned, all of which are expressly waived. Morgan Stanley may purchase the whole or any part thereof free from any right of redemption and the undersigned shall remain liable to Morgan Stanley for any deficiency; it being understood that a prior tender, demand or call of any kind from Morgan Stanley, or prior notice from Morgan Stanley, of the time and place of such sale or purchase shall not be considered a waiver of Morgan Stanley’s right to sell or buy any securities, commodities, or other property or asset held by Morgan Stanley, or which the undersigned may owe to Morgan Stanley. In addition, Morgan Stanley may at any time in connection with its rights under this Section 8 without prior notice to the undersigned apply or transfer any and all Collateral interchangeably between Morgan Stanley Entities in connection with accounts in which the undersigned has an interest.

9.  ADEQUATE ASSURANCES. If at any time Morgan Stanley has reasonable grounds to doubt the undersigned’s performance of any of the undersigned’s Obligations, Morgan Stanley may demand, and the undersigned shall give within twenty-four hours or any reasonable shorter period of time Morgan Stanley specifies, adequate assurance of due performance. The giving of adequate assurance of performance may require the delivery by the undersigned to Morgan Stanley of additional Collateral. Any failure by the undersigned to give such adequate assurance of due performance shall constitute an independent, material default under the terms of all Contracts and Morgan Stanley may terminate, liquidate or accelerate any and all Contracts and exercise any right under or with respect to any security relating to any Contract and any right to net or set off payments which may arise under any Contract or other agreement or under applicable law.

10. EXPENSES AND OTHER CHARGES. The undersigned agrees to pay Morgan Stanley, or its designee, the following fees and charges with respect to trading activity:

(a)	Morgan Stanley's commissions, markups and other charges with respect to the execution of transactions, fails, buy-ins, conversion costs or the maintenance of positions or other related services;

(b)
any fees, fines, penalties or other charges imposed by any authority described in Section 2 of this Agreement or any court or authority of competent jurisdiction on any account opened or transaction executed for the undersigned, except any such charges as may be imposed due to Morgan Stanley’s negligence or willful misconduct;

with respect to fees or expenses related to securities lending and borrowing transactions:

(a)	upon demand, any debit balance owing with respect to any account of the undersigned, and interest and service charges on any such debit balance at the rates then charged by Morgan Stanley; and

(b)
any charges with respect to such transactions, including buy-ins, and applicable taxes or interest on any of the foregoing, together with Morgan Stanley’s costs and reasonable attorney’s fees incurred in collecting any such debit balance.

11.  NETTING AND SET OFF RIGHTS. Morgan Stanley shall have the right, at any time and from time to time, to set off Morgan Stanley’s Obligations owed to the undersigned against the Obligations of the undersigned to Morgan Stanley and to foreclose on any Collateral for the purpose of satisfying the Obligations of the undersigned to Morgan Stanley. The undersigned acknowledges that the fulfillment by Morgan Stanley of its Obligations to the undersigned is contingent upon there being no breach, repudiation, misrepresentation or default by the undersigned which has occurred and is continuing under this Agreement or any Contract.

12.  MAINTENANCE OF THE UNDERSIGNED’S COLLATERAL. Subject to the applicable rules of the SEC and other competent authorities, the undersigned acknowledges that all Collateral now or hereafter in Morgan Stanley’s possession or control (either individually or jointly with others) or deposited to secure the same, may from time to time and without further notice to the undersigned, be carried in Morgan Stanley’s general accounts and may be loaned, pledged, hypothecated or re-hypothecated, separately or in combination with property of others for the sum due to Morgan Stanley thereon or for a greater sum and without Morgan Stanley’s retaining in its possession a like amount of similar property. Customer acknowledges that Morgan Stanley’s loan, pledge, hypothecation or re-hypothecation of the Collateral may include the transfer to Morgan Stanley or a third party of all attendant rights of ownership, including the right to vote any securities.

13.  FAILURE OF DELIVERY. If the undersigned directs Morgan Stanley to make any delivery of any security, commodity or other property or asset for its account for any reason and the undersigned fails to deliver that item to Morgan Stanley in the time, place and manner required, or if Morgan Stanley is unable to borrow the security, or in the case of a recall, Morgan Stanley is unable to re-borrow the security, the undersigned authorizes Morgan Stanley to borrow or purchase that item (or to be deemed to have made such purchase at the market value of the time of such deemed purchase) in such manner and time as Morgan Stanley in its sole discretion determines to be commercially reasonable. The undersigned agrees to be responsible for any consequent loss which Morgan Stanley may suffer and any related costs, premiums and losses to which Morgan Stanley may be subject.

14.  CONFIRMATIONS, STATEMENTS AND OTHER COMMUNICATIONS. Execution reports and account statements shall be conclusive and binding if not objected to in writing (the former within five days and the latter within ten days) after transmittal by Morgan Stanley to the undersigned by mail or otherwise, including by electronic communication. Morgan Stanley may send communications to the undersigned’s address of record or otherwise as provided to Morgan Stanley in writing. All communications, whether by mail, facsimile, telegraph, messenger, electronic means or otherwise, shall be deemed to have been given to the undersigned personally as of the date sent, whether actually received or not.

15. NO OBLIGATION. The undersigned agrees that Morgan Stanley shall be under no obligation whatsoever to enter into any Contract with, or on behalf of, the undersigned.

16.  PROVISION OF INFORMATION. (a) From time to time, Morgan Stanley may provide or make available to the undersigned, or to others acting with or on behalf of the undersigned, research, opinions and other information, including portfolio analyses and reports, regarding securities, commodities, other financial assets, and market participants or events. The undersigned acknowledges that such information is provided, unless Morgan Stanley agrees in writing otherwise, without regard to the undersigned’s personal financial situation, investment objectives or other circumstances and that the provision by Morgan Stanley of such information to the undersigned, whether sent directly or made readily accessible, and whether in writing, in electronic form or the subject of a taping, broadcast or narrowcast, does not imply that any asset or transaction discussed therein is suitable in light of the undersigned’s particular circumstances. The undersigned agrees that no such information will be the primary basis of any investment decision by the undersigned. While all information produced by Morgan Stanley is based on sources believed to be reliable, the undersigned acknowledges that Morgan Stanley does not guarantee or warrant the accuracy, reliability or timeliness of such information. Further, all information and opinions are current only as of the time provided, and are subject to rapid change without prior notice. The undersigned also acknowledges that Morgan Stanley may take positions in financial instruments discussed in the information provided the undersigned (which positions may be inconsistent with the information provided), may execute transactions for others in those instruments and may provide investment banking and other services to the issuers of those instruments. From time to time, Morgan Stanley also may provide or make available to the undersigned, or to others acting with or on behalf of the undersigned, information regarding parties that might provide goods or services to the undersigned, including but not limited to fund administrators (“Vendors”). While all information produced by Morgan Stanley is based on sources believed to be reliable, the undersigned acknowledges that Morgan Stanley does not guarantee or warrant the accuracy, reliability or timeliness of such information, or the quality of goods or services provided by any Vendors. The undersigned agrees to indemnify and hold Morgan Stanley harmless from and against any and all losses, claims, damages and liabilities arising out of or relating to, actions or omissions by the Vendors, Morgan Stanley’s provision or making available of such information, or the undersigned’s selection or use of such Vendors.

(b) The undersigned hereby instructs Morgan Stanley to provide electronic access to data relating to the undersigned to such third parties as are specified by the undersigned from time to time (the “Access”). Such Access shall be provided by Morgan Stanley as advised by Morgan Stanley to the undersigned from time to time. The undersigned hereby acknowledges that Morgan Stanley reserves the right to terminate such Access at any time. In the event that the undersigned wishes to have Morgan Stanley cease providing the Access, Morgan Stanley shall do so provided Morgan Stanley is given 14 days prior written notice by the undersigned, such notice to be sent to such address of Morgan Stanley as specified in the Agreement. The undersigned hereby acknowledges that the Access will allow the third party to view Morgan Stanley reports and systems that may contain the undersigned’s data compiled and processed by the Morgan Stanley Portfolio Accounting (“MSPA”) or other risk or reporting systems maintained by Morgan Stanley. These reports are prepared for informational purposes only, and do not reflect the official books and records of Morgan Stanley. The undersigned acknowledges that Morgan Stanley makes no representation regarding the accuracy and/or completeness of the information contained in such reports and they should not be relied on for accounting, audit, tax and/or legal purposes. Morgan Stanley assumes no duty to update the information contained in the reports. These reports may contain information that has been provided and/or modified by the undersigned and/or its agents and for which Morgan Stanley is not responsible. The undersigned acknowledges that in the case of any discrepancy between the reports and applicable customer statements, the undersigned and any interested third parties should rely on the applicable customer statements.

17.  USE OF THE INTERNET. Undersigned agrees that the Internet is not a secure network and that any communications transmitted over the Internet may, among other things, be intercepted or accessed by unauthorized or unintended parties and may not remain confidential, or that such transmissions may not arrive in a complete, unaltered or timely manner, and the undersigned assumes the risk arising therefrom.

18.  RESOLUTION OF DISPUTES. ANY DISPUTE BETWEEN THE UNDERSIGNED AND A MORGAN STANLEY ENTITY THAT IS REGISTERED AS A BROKER-DEALER WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH MORGAN STANLEY’S BUSINESS, ANY TRANSACTION BETWEEN US OR THIS AGREEMENT SHALL BE DETERMINED, AT THE ELECTION OF THE UNDERSIGNED, BY LITIGATION IN A COURT WITH PROPER JURISDICTION OR BY ARBITRATION. SHOULD THE UNDERSIGNED CHOOSE TO PROCEED BY ARBITRATION, UNDERSIGNED AND MORGAN STANLEY AGREE TO FOLLOW THE PROCEDURES, AND ABIDE BY THE REQUIREMENTS, LISTED IN SECTION 19 BELOW. SHOULD THE UNDERSIGNED CHOOSE TO PROCEED BY LITIGATION, UNDERSIGNED AND MORGAN STANLEY AGREE TO FOLLOW THE PROCEDURES, AND ABIDE BY THE REQUIREMENTS, LISTED IN SECTION 20 BELOW.

19. IF THE UNDERSIGNED CHOOSES ARBITRATION, THE UNDERSIGNED ACKNOWLEDGES THAT:

•	ARBITRATION IS FINAL AND BINDING ON THE PARTIES.

•	THE PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO A JURY TRIAL.

•	ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDINGS.

•	THE ARBITRATORS’ AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING AND ANY PARTY’S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULINGS BY THE ARBITRATOR IS STRICTLY LIMITED.

•	THE PANEL OF ARBITRATORS WILL TYPICALLY INCLUDE A MINORITY OF ARBITRATORS WHO ARE OR WERE AFFILIATED WITH THE SECURITIES INDUSTRY.

•
ANY ARBITRATION SHALL BE CONDUCTED ONLY BEFORE THE NEW YORK STOCK EXCHANGE, INC., THE AMERICAN STOCK EXCHANGE, INC., THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. OR ANY OTHER U.S. SELF-REGULATORY ORGANIZATION OF WHICH THE RELEVANT MORGAN STANLEY ENTITY IS A MEMBER. THE UNDERSIGNED HAS THE RIGHT TO ELECT ONE OF THE FOREGOING ORGANIZATIONS, BUT IF THE UNDERSIGNED FAILS TO MAKE SUCH ELECTION BY CERTIFIED LETTER ADDRESSED TO THE RELEVANT MORGAN STANLEY ENTITY AT ITS MAIN OFFICE BEFORE THE EXPIRATION OF TEN DAYS AFTER RECEIPT OF A WRITTEN REQUEST FROM MORGAN STANLEY TO MAKE SUCH ELECTION, MORGAN STANLEY MAY MAKE SUCH ELECTION. THE AWARD OF THE ARBITRATORS, OR THE MAJORITY OF THEM, SHALL BE FINAL AND JUDGMENT UPON THE AWARD RENDERED MAY BE ENTERED IN ANY STATE OR FEDERAL COURT HAVING JURISDICTION. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS CONSENT BY MORGAN STANLEY TO AN AWARD OF PUNITIVE DAMAGES.

NO PERSON SHALL BRING A PUTATIVE OR CERTIFIED CLASS ACTION TO ARBITRATION, NOR SEEK TO ENFORCE ANY PRE-DISPUTE ARBITRATION AGREEMENT AGAINSTANY PERSON WHO, IF THE UNDERSIGNED HAS INITIATED IN COURT A PUTATIVE CLASS ACTION, IS A MEMBER OF A PUTATIVE CLASS WHO HAS NOT OPTED OUT OF THE CLASS WITH RESPECT TO ANY CLAIMS ENCOMPASSED BY THE PUTATIVE CLASS ACTION UNTIL:

(i)	THE CLASS CERTIFICATION IS DENIED;

(ii)	THE CLASS IS DECERTIFIED; OR

(iii)	THE UNDERSIGNED IS EXCLUDED FROM THE CLASS BY THE COURT.

SUCH FORBEARANCE TO ENFORCE AN AGREEMENT TO ARBITRATE SHALL NOT CONSTITUTE A WAIVER OF ANY SUCH RIGHTS UNDER THIS AGREEMENT EXCEPT TO THE EXTENT STATED HEREIN.

20.  IF THE UNDERSIGNED CHOOSES LITIGATION IN COURT. (A) UNLESS THE PARTIES OTHERWISE AGREE IN WRITING WHEN ANY DISPUTE ARISES, LITIGATION MUST BE INSTITUTED IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY. THE UNDERSIGNED IRREVOCABLY CONSENTS TO THE JURISDICTION OF EITHER OF THOSE COURTS AND (B) ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION IS HEREBY WAIVED BY ALL PARTIES TO THIS AGREEMENT.

21.  APPLICABLE LAW AND ENFORCEABILITY. THIS AGREEMENT, ANY CONTRACT, THEIR ENFORCEMENT AND ANY DISPUTE BETWEEN US, WHETHER ARISING OUT OF OR RELATING TO THE UNDERSIGNED’S ACCOUNTS OR OTHERWISE, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, EXCLUDING ITS CONFLICT OF LAW RULES. The provisions of this Agreement shall be continuous, shall cover individually and collectively all accounts which the undersigned may open or reopen with Morgan Stanley and shall inure to the benefit of Morgan Stanley’s present and any successor organizations, irrespective of any change at any time in the personnel thereof and of the assigns of Morgan Stanley’s present organizations or any successor organizations. This Agreement shall be binding upon the undersigned and the estate, executors, administrators, trustees, agents, officers, directors and assigns of the undersigned.

22.  MODIFICATION AND WAIVER. The undersigned agrees that Morgan Stanley may modify the terms of this Agreement at any time upon prior written notice. If the modifications are unacceptable, the undersigned agrees to notify Morgan Stanley in writing within twenty days of the transmittal of such written notice. Morgan Stanley may then terminate any or all of the undersigned’s accounts. The undersigned also agrees that any transactions or Contracts entered into after such notification shall be subject to the modifications. The undersigned may not modify this Agreement without Morgan Stanley’s written consent. To the extent this Agreement is inconsistent with any other agreement between us, the provisions of this Agreement shall govern. Morgan Stanley’s failure to enforce this Agreement or any of its terms, or any continued course of such conduct on Morgan Stanley’s part, shall not be considered a waiver of any of Morgan Stanley’s rights.

23.  AUTHORIZED INSTRUCTIONS. The undersigned authorizes Morgan Stanley to accept instructions by telephone, tested telex, facsimile transmission, electronic mail, electronically, in writing or any other method that undersigned and Morgan Stanley may agree to use. The undersigned also agrees (i) to be bound by all instructions that Morgan Stanley believes are authorized, regardless of the means by which those instructions have been transmitted to Morgan Stanley, and (ii) that Morgan Stanley shall not be liable for any loss, cost or expense for acting upon instructions that Morgan Stanley believed to be authorized.

24.  SEVERABILITY. If any provision of this Agreement is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation. All other provisions of this Agreement will continue and remain in full force and effect. To the extent that this Agreement is not enforceable as to any Contract, this Agreement shall remain in full force and effect and be enforceable in accordance with its terms as to all other Contracts. To the extent this Agreement contains any provision which is inconsistent with provisions in any other Contract or agreement between us, or of which the undersigned is a beneficiary, the provisions of this Agreement shall control with respect to transactions contemplated hereunder.

25.  EXTRAORDINARY EVENTS. The undersigned agrees that Morgan Stanley will not be liable for any loss caused, directly or indirectly, by government restrictions, exchange or market rulings, suspension of trading, war (whether declared or undeclared), terrorist acts, insurrection, riots, fires, flooding, strikes, failure of utility services, accidents, adverse weather or other events of nature (including earthquakes, hurricanes and tornadoes) or other events or conditions beyond Morgan Stanley’s control. In the event that any communications network, data processing system or computer system Morgan Stanley uses, regardless of ownership, is rendered inoperable, Morgan Stanley will not be liable to the undersigned for any loss, liability, claim, damage or expense resulting, directly or indirectly, from such inoperability.

26.  LIMITATION OF LIABILITY. Morgan Stanley shall not be liable in connection with the execution, clearing, handling, purchasing or selling of securities, commodities or other property or assets, or other action, except in the event of negligence or willful misconduct on Morgan Stanley’s part. The undersigned acknowledges that certain of its securities may be held outside the United States by unaffiliated, foreign, agent banks and depositories. Morgan Stanley shall not be liable to the undersigned for any loss, liability or expense incurred by the undersigned in connection with these arrangements except to the extent that any such loss, liability or expense results from Morgan Stanley’s negligence or willful misconduct.

27.  INDEMNIFICATION. In consideration of Morgan Stanley’s carrying one or more accounts for the undersigned, the undersigned agrees to indemnify and hold Morgan Stanley harmless from and against any and all losses, claims, damages and liabilities arising out of or relating to the undersigned’s accounts or in connection with the execution, purchase, sale, assignment, exercise, endorsement or handling of any transaction therein, or in connection with Morgan Stanley acting or declining to act as prime broker, except for actions taken or omitted to be taken by Morgan Stanley which are a result of, or constitute, willful misconduct or negligence. The undersigned also agrees that Morgan Stanley shall have no responsibility for the undersigned’s compliance with any law or regulation and that Morgan Stanley shall not be liable for delays in the transmission of orders or instructions due to the breakdown or failure of transmission or communication facilities or any other cause beyond Morgan Stanley’s control, including any mistake, error, negligence or misconduct of any exchange, association or clearing house or their respective officers, directors, employees or agents, nor any failure by any such exchange, association or clearing house to enforce its rules or regulations. Morgan Stanley’s rights and protections under this paragraph shall survive the termination of any transaction or this Agreement.

28.  COSTS OF COLLECTION. To the extent permitted by the laws of the State of New York, the reasonable costs and expenses of collection of any debit balance and any unpaid deficiency in any account of the undersigned with Morgan Stanley, including but not limited to attorneys’ fees incurred and payable or paid by Morgan Stanley, shall be payable to Morgan Stanley by the undersigned.

29. ASSIGNMENTS. Undersigned may not assign its rights or obligations under this Agreement without the express written consent of Morgan Stanley.

30.  REPRESENTATIONS AND WARRANTIES. The undersigned hereby represents and warrants as of the date hereof, which representations and warranties will be deemed repeated on each date on which a transaction or Contract is effected for any of the undersigned’s accounts, or any securities or other property if delivered to or from any such account, that:

(a)
The undersigned will at all times maintain such securities or other property or assets in the accounts of the undersigned for margin purposes, as is required by Morgan Stanley from time to time in Morgan Stanley’s sole discretion;

(b)	The undersigned will not transact on the basis of, or in reliance on, material, non-public information.

(c)
Except as disclosed in writing to Morgan Stanley, the undersigned is not an employee of any exchange, or of any corporation of which any exchange owns a majority of the capital stock, or of a member of any exchange, or of a securities broker or dealer, or of a bank, trust company, insurance company or of any corporation, firm or individual engaged in the business of dealing, either as agent or as principal, in securities, bills of exchange, acceptances or other forms of commercial paper.

(d)
Except as disclosed to Morgan Stanley in writing, the undersigned continuously represents that it is not (a) an employee benefit plan (hereinafter an "ERISA Plan"), as defined in Section 3 (3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), subject to Title I of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended, or (b) a person acting on behalf of an ERISA Plan or (c) a person the assets of whom constitute assets of an ERISA Plan. The undersigned will provide notice to Morgan Stanley in the event that it is aware that it is in breach of any aspect of this representation or is aware that with the passing of time, giving of notice or expiry of any applicable grace period it will breach this representation.

(e)	[intentionally deleted]

(f)	The undersigned has full power and authority to execute and deliver this Agreement and to perform and observe the provisions thereof.

(g)
The execution, delivery and performance of this Agreement has been or will be, prior to entering into the Agreement, duly authorized by all necessary internal action and do not or will not contravene any requirement of law or any contractual restrictions or agreement binding on or affecting the undersigned or its assets.

(h)
This Agreement has been or will be at the time it is entered into properly executed and delivered by the undersigned and constitutes and will constitute a legal, valid and binding obligation enforceable in accordance with its terms.

(i)
The undersigned will promptly furnish to Morgan Stanley appropriate financial statements or similar documents upon Morgan Stanley's request and any other information as Morgan Stanley may reasonably request. Since the date of the most recent financial statements provided to Morgan Stanley, if any, there has been no material adverse change in the information set forth therein, and, if the undersigned is not a natural person, the business, financial condition, results, operations or prospects of the undersigned.

(j)
No one that is not a party to this Agreement has any interest in any account of the undersigned with Morgan Stanley. The undersigned owns the Collateral assigned, or to be assigned, to Morgan Stanley under each Contract free and clear of any lien, claims, encumbrances and transfer restrictions. Upon delivery of the Collateral to Morgan Stanley or upon the filing of appropriate financing statements, Morgan Stanley will have, as security for the Obligations of the undersigned, a perfected first priority security interest in the Collateral. No further filings or recordings with any governmental body, agency or official are necessary to create or perfect the security interest in the Collateral.

(k)
The undersigned represents to Morgan Stanley that all sales of securities (other than fully covered options) will be eligible to be marked "long" and that the undersigned will pay for all the securities purchased in full on trade date or such later date as Morgan Stanley may permit. Any sell order which the undersigned shall designate as being long is for securities then owned by the undersigned. If such securities cannot be delivered by Morgan Stanley from any account of the undersigned, the placing of such order shall constitute a representation by the undersigned that the undersigned will deliver them as soon as it is possible to do so, without undue inconvenience or expense to Morgan Stanley.

(l)
The undersigned acknowledges that it is acting as principal (and not as agent or in any other capacity, fiduciary or otherwise) for its own account, and it has made its own independent decisions to enter into this Agreement and Contracts and as to whether its activities and investments thereunder are appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of Morgan Stanley as investment advice or as a recommendation to enter into any particular transaction; it being understood that information and explanations related to the terms and conditions of a transaction shall not be considered investment advice or a recommendation to enter into a transaction. No communication (written or oral) received from Morgan Stanley shall be deemed to be an assurance or guarantee as to the expected results of a transaction. It is capable of assessing the merits of and understanding (on its own behalf or thorough independent professional advice), and understands and accepts, the terms, conditions and risks of its transactions, and is capable of assuming, and assumes, such risks. Morgan Stanley is not acting as a fiduciary for an adviser to it in any respect, and does not perform any analysis or make any judgment on any matters pertaining to the suitability of any order or offer any opinion, judgment or other type of information pertaining to the nature, value, potential or suitability of any particular transaction.

31. ACKNOWLEDGMENTS. The undersigned hereby consents and acknowledges that:

(a)	The undersigned has received, and agrees to be bound by, Morgan Stanley’s Credit Charge and Margin Information Statement, which is incorporated herein by reference;

(b)	The undersigned has received a copy of this Agreement and has read and understood its terms; and

(c)	All conversations between us may be recorded on tape or otherwise.

_______(Initial) YES, WE WOULD LIKE THE FOLLOWING ADDITIONAL PROVISIONS RELATED TO CURRENCY CONTRACTS TO APPLY.

ADDITIONAL PROVISIONS RELATED TO CURRENCY CONTRACTS

1.  COLLATERAL. Pursuant to Section 30(a), the undersigned shall at all times maintain with Morgan Stanley Collateral in the amount and form of cash and securities acceptable to Morgan Stanley in order to secure the obligations of the undersigned under all open FX Transactions entered into under Section 6 (the “Margin Requirement”). Morgan Stanley shall settle all FX Transactions with the undersigned on a secured basis only, such that Morgan Stanley’s payment obligations to the undersigned under the terms of an FX Transaction shall be made (a) prior to the receipt of the undersigned’s counterpayment thereunder only to the extent that the amount by which Collateral posted by the undersigned exceeds the Margin Requirement is greater than such counterpayment or the U.S. Dollar equivalent thereof, or (b) after Morgan Stanley has confirmed receipt of the undersigned’s counterpayment.

2.  LIQUIDATION. If an event set forth in Section 8 occurs, Morgan Stanley, in addition to the rights enumerated in such Section 8, shall have the right, to terminate and liquidate any or all outstanding FX Transactions between the parties. Morgan Stanley shall achieve such liquidation by (A) closing out each relevant FX Transaction and reasonably determining in good faith (i) market damages equal to the difference between the market value and the contract value of such FX Transaction and (ii) a settlement payment in an amount equal to the net amount of such damages; and (B) setting off the settlement payment, if any, that Morgan Stanley owes to the undersigned as a result of such liquidation and all Collateral or Collateral held by or for Morgan Stanley against the settlement payment that the undersigned owes to Morgan Stanley as a result of such liquidation, so that all such amounts are netted to a single liquidated amount payable in U.S. Dollars by one party to the other party, as appropriate. Morgan Stanley may, without limiting its rights hereunder, also set off amounts that the undersigned owes to any Morgan Stanley Entity under any other Obligations or owed by any Morgan Stanley Entity to the undersigned. Any amounts owed by the parties hereunder shall accrue interest or be discounted at such rates as Morgan Stanley shall determine.

3. FORCE MAJEURE EVENTS. (a) If a Force Majeure Event (as defined below) occurs with respect to any Deliverable FX Transaction and is still in effect, then (but subject to clause (b) below) either party may, by notice to the other party on any day or days after the Waiting Period (as defined below) expires, require the close-out and liquidation of the Obligations under any or all of the Affected FX Transactions (as defined below) in accordance with the provisions of Section 2 of these Additional Provisions Related to Currency Contracts and, Morgan Stanley shall perform the calculation required under such Section 2 in respect of all Affected FX Transactions which either party determines to liquidate. If a party elects to so liquidate less than all Affected FX Transactions, it may liquidate additional Affected FX Transactions on a later day or days if the relevant Force Majeure Event is still in effect.

(b)  If the Settlement Date of a Deliverable FX Transaction which is an Affected FX Transaction under clause (a) above falls during the Waiting Period of the relevant Force Majeure Event, then such Settlement Date will be deferred to the first Business Day (or the first day which, but for such event, would have been a Business Day) after the end of that Waiting Period (or, in the case of split settlement, the first Local Banking Day (as defined below) or the first day which, but for such event, would have been a Local Banking Day, after the end of the Waiting Period). Compensation for this deferral shall be at then current market rates as determined in a commercially reasonable manner by Morgan Stanley under clause (a).

(c)  If a Force Majeure Event has occurred, the Affected Party shall promptly give notice thereof to the other party. If an event occurs that would otherwise constitute both a Force Majeure Event and an event that would give Morgan Stanley rights under Section 8, that event will be treated as a Force Majeure Event.

(d)  For purposes herein, “Force Majeure Event”, on any day determined as if such day were a Settlement Date of a Deliverable FX Transaction (even if it is not), means (i) either party, by reason of force majeure or act of state, is prevented from or hindered or delayed in delivering or receiving, or it is impossible to deliver or receive, any currency in respect of an Obligation hereunder, and which event is beyond the control of such party and which such party, with reasonable diligence, cannot overcome, or (ii) it is unlawful for either party to deliver or receive a payment of any currency in respect of an Obligation hereunder. A party whose delivery or receipt of currency has been or would be so prevented, hindered or delayed or made unlawful or impossible is an “Affected Party”, and a Deliverable FX Transaction under which performance has been or would be so prevented, hindered or delayed or made unlawful or impossible is an “Affected FX Transaction”. Notwithstanding anything to the contrary in this Agreement or the FX Definitions, circumstances that may give rise, contractually or under law, to an illegality, impossibility or other force majeure event with respect to the Reference Currency of a Non-Deliverable FX Transaction shall have no effect on such transaction; provided, however, that such Non-Deliverable FX Transaction will be subject to such Disruption Events or Disruption Fallbacks as set forth in the relevant confirmations.

(e)  For purposes herein, “Waiting Period”, in respect of a Force Majeure Event, means the first three days after such event occurs which are Business Days or which, but for such event, would have been Business Days.

(f)  For purposes herein, “Local Banking Day” means (i) for any currency, a day on which commercial banks effect deliveries of that currency in accordance with the market practice of the relevant foreign exchange market, and (ii) for any party, a day in the location of the applicable office of such party on which commercial banks in that location are not authorized or required by law to close.

4. NOTICES. The addresses for notices or communications relating to FX Transactions are:

For Morgan Stanley:
Morgan Stanley & Co. Incorporated
1585 Broadway , 4th floor
New York, NY 10036-8293
Attention: Foreign Exchange Trading Department
Facsimile No.: 212-761-0296     Telephone No.: 212-761-2700
Swift Number: MSNYUS33
Telex: 6801048  Answerback: FXMS

For the undersigned:
Address: _______________________
                 _______________________
Attention: ______________________
Facsimile No.: __________      Telephone No.: __________
Swift Number: ___________________
Telex: ________  Answer back: ________________
Electronic Messaging System Details: _________________

5. MISCELLANEOUS. In the event of any inconsistency between the provisions of any confirmation relating to an FX Transaction and these Additional Provisions Related to Currency Contracts, such confirmation shall prevail for purposes of the relevant FX Transaction. In the event of any inconsistency between these Additional Provisions Related to Currency Contracts and the FX Definitions, these Additional Provisions Related to Currency Contracts shall prevail.

PROXY DISCLOSURE STATEMENT

Under the rules of the Securities and Exchange Commission, we are required, upon registrant’s request, to provide your name, address and security positions to issuers of securities that you own. The issuer may use this information exclusively for purposes of corporate communications. _____(Check) IF THIS BOX IS CHECKED, MORGAN STANLEY WILL DISCLOSE THE NAME AND ADDRESS INFORMATION FOR THE ACCOUNT ESTABLISHED BY THIS AGREEMENT TO ISSUERS OF SECURITIES WHICH I OWN.

ELECTRONIC TRADE CONFIRMATIONS

_____ (Check) Yes, we would, if available, like to receive electronic notification of our trade information rather than a mailed, hard copy confirmation.

NOTICE: THIS AGREEMENT CONTAINS A PRE-DISPUTE ARBITRATION CLAUSE

DATE: June 6, 2006

SPECIAL SITUATIONS FUND III, L.P., by its authorized signatory	MORGAN STANLEY & CO. INCORPORATED, on its own behalf and on behalf of each Morgan Stanley Entity
By: /s/ David Greenhouse Name: David Greenhouse Title: Managing Director	By: /s/ Yann Lalande Name: Yann Lalande Title: Authorized Signatory

Margin Disclosure Document

Morgan Stanley is required to furnish this document to non-institutional accounts1 to provide some basic facts about purchasing securities on margin, and to describe the risks involved with trading securities in a margin account. You should carefully review this document and the margin agreement governing your account.2If you have any questions, please consult with your account representative.

When you purchase securities, you may pay for the securities in full or you may borrow part of the purchase price from us. If you choose to borrow funds from Morgan Stanley, you will open a margin account with us. The securities in you account are the Firms collateral for the loan to you. If the securities in your account decline in value, so does the value of the collateral supporting your loan. As a result, the Firm can take action such as issuing a margin call and/or selling securities or other assets in any of your accounts held with the Firm in order to maintain the required equity in the account.

It is important that you fully understand the risks in trading securities in margin. These risks include, but are not limited to the following:

▪	You can lose more funds than you deposit in the margin account.

A decline in the value of securities that are purchased on margin may require you to provide additional funds to the Firm to avoid the forced sale of those securities or other securities or assets in your account(s).

▪	The Firm can force the sale of securities or other assets in your account(s).

If the equity in your account falls below the maintenance margin requirements or the Firm’s higher “house” requirements, the Firm can sell the securities or other assets in any of your accounts held at the Firm to cover the margin deficiency. You will also be responsible for any short fall in the account after such a sale.

▪	The Firm can sell your securities or other assets without contacting you.

While Morgan Stanley may attempt to notify you of margin calls, we are not required to do so. Furthermore, even if we contacted you and provided a specific date by which you can meet a margin call, we can still take necessary steps to protect our financial interests, including immediately selling the securities without notice to you.

▪	You are not entitled to choose which securities or other assets in you account(s) are liquidated or sold to meet a margin call.
Because the securities are collateral for the margin loan, the Firm has the right to decide which securities to sell in order to protect its interests.

▪	The Firm can increase its “house” maintenance margin requirements at any time and is not required to provide you with advanced written notice.

These changes in Firm policy often take effect immediately and may result in the issuance of a maintenance margin call. Your failure to satisfy the call may require us to liquidate or sell securities in your account(s).

▪	You are not entitled to an extension of time on a margin call.
While an extension of time to meet a margin requirement may be available to you under certain conditions, you do not have the right to the extension

1Non-institutional accounts are defined as other than: (1) a bank, savings and loan association, insurance company, or registered investment company; (2) an investment adviser registered either with the SEC under section 203 of the Investment Advisors Act of 1940 or with a state securities commission (or agency or office performing similar functions); or (3) any other entity (whether a natural person, corporation, partnership, trust, or otherwise) with total assets of at least $50 million. If you do not meet this definition, Morgan Stanley is not required to send this notice to you.

2In the event of any conflict between this document and any agreements that you have with Morgan Stanley, the latter will govern.

                    MARGIN CUSTOMER ONLY

CREDIT CHARGE AND MARGIN INFORMATION

Dear Customer:

We wish to inform you of certain procedures regarding interest charges on credit extended for the financing of margin and other securities transactions.

Interest charges and determination of debit balance. Interest will be charged on the net debit balance (as described below) in your account which is comprised of all credit extended to or maintained for your account by us for the purpose of purchasing, carrying or trading in any security or otherwise. Extension or maintenance of credit is governed by, and loan value is based on Regulation T of the board of Governors of the Federal Reserve System and any exchange or self-regulatory agency to whose jurisdiction we are subject. Each extension of credit creates or increases the debit balance upon which interest is charged. Interest will be computed on the net debit balance in your account across all types marked daily to market.

Net debit balances used for interest purposes. The net debit balance is calculated daily to include the credit extended to you across your cash or margin account and 5% of the market value in the short account as that value relates to the sale of non-U.S. securities. In effect, the interest is calculated off the total cash balance in your account (including short sale proceeds) minus 100% of the short market value of your U.S. securities and 105% of the short market value of your non-U.S. securities. Both of these short market values are rounded up to the nearest nickel.

Interest rate. The annual rate of interest charged on your daily net debit balance consists of the base rate as agreed upon between us, which may be a published rate (such as Fed Funds) or the Prime Broker Rate. The daily determination of the Prime Broker Rate is at our sole discretion and may be affected by such rates as those published by The Wall Street Journal, The New York Times and other sources recognized in the industry to be reliable indications of comparable rates for such loans.

Any change in the base rates will result in a corresponding change in the interest rate charged in your account which change will be made without notice to you. However, should we find it necessary to increase the interest rate for any other reason, you will be given at least thirty days written notice prior to such change. The percentages that are added to our base rate may be varied in individual situations at our discretion. Each affected customer will receive prior notification thereof.

What your monthly statement will show. Your monthly statement will show all debit and credit entries for the period and the dates of such entries, the actual debit balance upon which interest is computed, the daily interest rates, the beginning and ending dates of the interest period, the opening and closing interest balances for the period, and the total interest charged for the period. Your net debit balance includes interest charged to your account from prior interest periods which you have not paid.

Interest, which is calculated daily and usually posted on the first business day of the following month, is reflected in the monthly statement of account. You should retain the previous monthly statement in order to verify the amount of interest payable on your account.

The following example is presented for the purpose of more clearly stating the method by which interest is computed using the daily net debit balance for the interest period.

HOW TO COMPUTE INTEREST

From	To	Net Debit (Credit)	Effective Rate	Number of Days	Total Interest
7/1	7/10	$10,000	7.00%	10	$19.44
7/11	7/28	$30,000	6.25%	18	$93.74
7/29	7/30	$(50,000)	5.75%	2	$(15.97)
7/31		$(100,000)	5.50%	1	$(15.27)
	Total:			31	$81.94

Mark to the market. Where the aggregate market value of short positions increases, the balance in the short account type will be increased accordingly by crediting that account and debiting the margin account. Such entries which are processed periodically and commonly referred to as “mark to the market” affect the balance in the margin account. For interest purposes, this balance is adjusted daily for the mark to market on the short securities, as described above. Should the aggregate market value of the short positions later decrease, we would mark the account to the market to reflect the decrease.

Other Charges. Separate interest charges may be made and debit balances can arise from payments we make to you before the regular settlement date, or from your failure to pay for securities purchased in either a cash or margin account by settlement date.

Liens, additional collateral and general policies. On all securities which this firm or any affiliate has or at any time may hold or carry for you (either individually or jointly with others) or which may be deposited with us for any purpose, including safekeeping , we, as pledgee, have a general lien for the discharge of all your obligations to Morgan Stanley & Co. Incorporated (“Morgan Stanley”), however arising, irrespective of the number of accounts you maintain with Morgan Stanley or its affiliates. You will be required to deposit collateral in accordance with the rules and regulations of the Federal Reserve system, the New York Stock Exchange, Inc., or any other self -regulatory agency under whose jurisdiction we fall. Morgan Stanley has established “house” margin policies which generally require the maintenance of equity in your account above that required by applicable rules. Accordingly, Morgan Stanley may but need not, require you to deposit additional collateral as Morgan Stanley, in its sole discretion, determines is needed as security for your obligations to Morgan Stanley. In determining whether to require additional collateral, Morgan Stanley reviews each account individually and considers factors such as, but not limited to, marketability and volatility in relation to securities held, concentrations in particular issues, current market conditions, frequency of activity, size of account and length of time the account has been open. Although in your monthly statement Morgan Stanley may base the value of certain securities on pricing information supplied by outside pricing services1 , Morgan Stanley reserves the right in its sole discretion to value your securities at any time and without prior notice by reference to prices that reflect current market conditions obtained directly from our trading desks that deal in the securities, or from other sources. Please consult your broker or representative for additional information regarding Morgan Stanley’s margin policies.

                        Very truly yours,

                                                                        MORGAN STANLEY & CO. INCORPORATED

______________________________
1 Morgan Stanley considers these services to be reliable, but we do not represent that they are accurate, complete or timely and we are not responsible for any inaccuracies or errors in the pricing service reports.

2